Exhibit 10.2

Zynga 699 8th Street San Francisco, CA 94103 www.zynga.com

June 17, 2019

VIA DOCUSIGN (jbuckley@zynga.com)

Jeffrey Buckley

Re: Educational Cost and Retention Agreement with Zynga Inc.

Dear Jeff,

Zynga Inc. (the “Company”) is pleased to offer you this Educational Cost and Retention Agreement (“Agreement”) confirming the Company’s investment in your educational development and professional advancement during your Executive Master of Business Administration Program at the University of Chicago, which will take place between June 17, 2019 and April 16, 2021. The Company’s agreement to cover the cost of tuition and travel expenses related to this program is subject to the following terms:

1.

Tuition Assistance. The Company will pay directly to the University of Chicago a total of up to $167,000.00 toward tuition for the Executive MBA Program into which you have been accepted (“Tuition Assistance”).  The Company will reimburse you the $5,000.00 deposit via the Company’s electronic expense reimbursement system, iExpense, subject to your submitting a receipt.  The remaining Tuition Assistance will be paid in installments as billed by the University of Chicago for the program over two years.

2.

Travel Reimbursement.  The Company will reimburse you up to $5,000.00 per quarter for reasonable travel related to your attendance at the Executive MBA Program.  The total amount of travel reimbursement over the course of program will not exceed $35,000.00. Travel costs will be subject to the Company’s Global Travel and Expense Policy and will be reimbursed via the Company’s electronic expense reimbursement system, iExpense.

3.

Repayment Obligation. In the event you voluntarily resign from your employment with the Company or the Company terminates your employment for “Cause” before June 30, 2023, you will immediately pay, without demand, an amount equal to a pro-rata share of the amount the Company has actually paid towards Tuition Assistance and Travel Reimbursement (“Tuition Repayment Obligation”), based on the number of complete weeks you continue to be employed during the intended term of this Agreement (i.e., 210 weeks). For purposes of this Agreement only, “Cause” means: (i) any willful, material violation by you of any law or regulation applicable to the business of the Company; (ii) your conviction for, or plea of no contest to, a felony or a crime involving moral turpitude; (ii) commission of an act of personal dishonesty that is intended to result in your substantial personal enrichment (excluding inadvertent acts that are promptly

Exhibit 10.2

Zynga 699 8th Street San Francisco, CA 94103 www.zynga.com

cured following notice); (iii) continued material violations by you of your lawful and reasonable duties of employment (including, but not limited to, compliance with material written policies of the Company and material written agreements with the Company), which violations are demonstrably willful and deliberate on your part (but only after the Company has delivered a written demand for performance to you that describes the basis for the Company’s belief that you have not substantially performed your duties and you have not cured within a period of (15) days following notice; (iv) your willful failure (other than due to physical incapacity) to cooperate with an investigation by a governmental authority or the Company of the Company’s business or financial condition; (v) any other willful misconduct or gross negligence by you that is materially injurious to the financial condition or business reputation of the Company; or (vi) a material breach of your fiduciary duty to the Company.  You will have no obligation to reimburse the Company for any payment or expense reimbursement under this Agreement after June 30, 2023.

4.

Set-off Against Final Paycheck. In the event repayment is required under this Agreement, in addition to any other remedies available to the Company, you agree that the Company may deduct such amounts payable (or any portion thereof) from your wages or from any other allowances, expenses or other payments due to you. In the event the Company is required to take legal action to recoup any repayment under this Agreement, the Company may seek additional remedies, including attorneys’ fees.

5.

Tax Exemption.  The tuition reimbursement paid under this Agreement is intended to qualify as a working condition fringe benefit under section 132(d) of the Internal Revenue Code of 1986. The program will help you in the performance of your current position, and is not intended to help you obtain a new position nor is the program required to perform your current job. If the payment is challenged as being not tax exempt (either as a working condition fringe benefit or for some other reason) and if deemed taxable as wages to you, you shall be solely responsible for all employment taxes, including and not limited to federal and state income taxes, State Disability Insurance taxes, Social Security Taxes and Medicare taxes, and any resulting penalties or interest, that are imposed as a result of the reclassification of the reimbursement as taxable wages, provided, that you shall not be responsible for any employment taxes that the Company would have paid had such payment been treated as wages when reimbursed.

6.

No Guarantee of Continued Employment. Nothing in this Agreement constitutes a commitment or guarantee to provide continued employment to you for any specific period of time or duration. Nothing in this Agreement alters the at-will nature of your employment.

7.

Interpretation.  The laws of the State of California (excluding any mandating the use of another jurisdiction’s laws) govern the validity, interpretation, construction, and performance of this Agreement.

Exhibit 10.2

Zynga 699 8th Street San Francisco, CA 94103 www.zynga.com

8.

Successors. You may not assign or pledge this Agreement or any rights arising under it.  Without your consent, the Company may assign this Agreement to any parent, affiliate, subsidiary, or successor that agrees in writing to be bound by this Agreement, after which any reference to the Company in this Agreement shall be deemed to be a reference to the parent, affiliate, subsidiary, or successor; however, the Company shall thereafter remain secondarily liable for any payments under this Agreement.

9.	Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, which shall remain in full force and effect.
10.

Entirety of Agreement; Amendments and Modifications Only in Writing. All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement.  However, except as specifically set forth in this Agreement, this Agreement does not override other written agreements you have executed relating to specific aspects of your employment with the Company, specifically including, but not limited to, the Offer of Employment by Zynga and the Employee Invention Assignment and Confidentiality Agreement you signed upon commencement of employment with the Company.  No change can be made to this Agreement other than in a writing signed by all parties.

I understand and accept the terms outlined above:

/s/ Jeff Buckley	July 16, 2019
Jeff Buckley	Date

For Zynga Inc.:

/s/ Ger Griffin	July 16, 2019
Ger Griffin, CFO	Date

/s/Jeff Ryan	July 18, 2019
Jeff Ryan, CPO	Date